EXHIBIT J

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We  consent  to  the  references  to  our  firm  under  the  caption  "Financial
Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information and to the use of our reports dated May 7, 2004, on the financial statements and financial highlights of the USAA California Bond Fund, the USAA California Money Market Fund, the USAA Intermediate-Term Fund, the USAA Long-Term Fund, the USAA New York Bond Fund, the USAA New York Money Market Fund, the USAA Short-Term Fund, the USAA Tax-Exempt Money Market Fund, the USAA Virginia Bond Fund, and the USAA Virginia Money Market Fund, as of and for the year ended March 31, 2004 in the Post-Effective Amendment Number 35 to the Registration Statement (Form N-1A No. 2-75093).



                                                              ERNST & YOUNG LLP

San Antonio, Texas
July 23, 2004